Exhibit 10.18

STANDARD TERMS AND CONDITIONS

This Agreement is made between:

IRESS Limited (A.C.N. 060 313 359) (“Us”)

And

OPENMARKETS AUSTRALIA LIMITED (ACN 090 472 012) (“You”)

Of

Level 2, 451 LITTLE BOURKE STREET, MELBOURNE, VIC

I accept the terms of this Agreement on behalf of the customer named above. I warrant that I have read the Initial Client Billing Advice, these printed terms and conditions, and the further terms and conditions on IRESS’ website at http://www.iress.com.au/ on the date of signing. I also warrant that I am authorised to enter into this Agreement on behalf of the customer named above.

Signed For and behalf of You:		Signed for and on behalf of Us:

Signed:	/s/ ANDREA MARANI	Signed:
Name:	ANDREA MARANI	Name:
Title:	CEO & DIRECTOR	Title:
Date:	22/5/15	Date:

Our Terms and Conditions, together with the terms specified in the Initial Client Billing Advice, constitute the Agreement which governs the provision by us of the Services to you. The Agreement is effective once you sign this document.

Some of the Terms and Conditions are set out in this document. The remainder are set out on our website at http://www.iress.com.aul and are incorporated into this document as if they were set out in this document. Some of the terms used in this document are defined on our website as well.

Please refer to our website at http://www.iress.corn.au/en/About IRESS/Legal.html for additional terms and conditions	1/8

STANDARD TERMS AND CONDITIONS

CONTENTS

1.	Services	3
2.	Charges	4
3.	Commencement and Termination	4
4.	Errors or delays in the Services	4
5.	Warranties and Limitation of Liability	4
6.	General Matters	5
PART 2		5
7.	Equipment, Software and Communications Line	5
8.	Ownership of Intellectual Property in the Services	6
9.	Further terms Relating to Pricing and Payment	6
10.	Further General Terms	6
11.	Disclaimer Regarding Investment Advice	7
12.	Definitions	8

Please refer to our website at http://www.iress.corn.au/en/About IRESS/Legal.html for additional terms and conditions	2/8

STANDARD TERMS AND CONDITIONS

1.	SERVICES

1.1.	Provision of Services

We will provide the Services to you on a non-exclusive and non-transferable basis in accordance with this Agreement.

1.2.	Restriction on Use of Services

You are only permitted to access and use the Services for the Permitted Purpose. You may make the Services available to Authorised Users. Otherwise, you must not, and must ensure that any User does not, resell or otherwise make the Services (including any Data) available to any person, entity or organisation (including by placing the Services, or any Data, on the internet). You must not use the Services or Equipment or Software supplied under this Agreement to transmit or disseminate any unlawful, harassing, offensive, defamatory or obscene information or any computer virus.

1.3.	Third Party Data

You acknowledge that the Services include the provision of data (“Third Party Data”) sourced from third party data providers (“Data Providers”), which provision is subject to conditions which we or the Data Provider notifies to you or which we place on our Website from time to time. You agree to comply with all such conditions regarding Third Party Data. You acknowledge that the provision by us of Third Party Data is subject to the agreement of those Data Providers and subject to change without notice. We will endeavour to notify you as soon as reasonably practicable if we are no longer able to provide agreed Third Party Data in accordance with this Agreement. You acknowledge that Data Providers may require you to execute a separate agreement in order to receive the Third Party Data.

1.4.	Third Party Services

You acknowledge that:

(a)	at your request, the Services may include additional specified other services (“Third Party Services”) sourced from third party providers (“Third Party Service Providers”); and

(b)	if the Services do include the provision of Third Party Services, that provision is subject to conditions which we or the Third Party Service Provider notifies to you or which we place on our Website from time to time.

(c)	You agree to comply with all such conditions regarding Third Party Services. You acknowledge that the provision by us of Third Party Services is subject to the agreement of those Third Party Service Providers and subject to change without notice. We will endeavour to notify you as soon as reasonably practicable if we are no longer able to provide agreed Third Party Services in accordance with this Agreement. You acknowledge that Third Party Service Providers may require you to execute a separate agreement in order to receive the Third Party Services.

1.5.	Restricted Information

If we provide you with restricted information on the basis of your Exchange Membership, you agree, as a condition of receiving that information, that you will comply at all times with all rules and regulations as specified from time to time by the relevant Exchange in relation to your Exchange Membership.

You warrant that your Exchange Membership is valid for the full duration of the period during which you receive such restricted information from us, and indemnify us for any liability incurred by us arising from your Exchange Membership being invalid or a breach of any condition of your Exchange Membership.

Please refer to our website at http://www.iress.corn.au/en/About IRESS/Legal.html for additional terms and conditions	3/8

STANDARD TERMS AND CONDITIONS

2.	CHARGES

2.1.	Fees and variations to Fees

You agree to pay us the Fees by the due date. At any time, on not less than 30 days notice, we can vary the Fees in accordance with clause 6.2.

2.2.	Invoicing and payment

We will invoice or, if agreed with you, direct debit the Fees. If you do not pay an invoice by the due date or if, at the date for direct debit, there are insufficient funds in your account (as applicable), you must pay us interest at the rate of 2% per annum over the $100,000 overdraft rate charged by the National Australia Bank Limited at the due date (calculated daily) on any overdue amount.

2.3.	Number of Users

You agree to notify us if, at any time:

(a)	the number of Users increases from the number of Authorised Users agreed with us; or

(b)	there is any other change in your access or use of the Services,

and you agree that we may invoice you additional Fees reflecting that increased number of Users or change.

You indemnify us for any liability to Data Providers, Third Party Service Provider or Exchanges for Users in excess of those invoiced by us.

3.	COMMENCEMENT AND TERMINATION

3.1.	Commencement of provision of Services

We will commence providing the Services on the date specified in the Initial Client Billing Advice.

3,2.	Termination of this Agreement by us or you

Either we or you may terminate the Agreement by giving the other one (1) clear calendar month’s prior written notice.

3.3.	Termination of certain Third Party Data by you

You may terminate receipt of Third Party Data on one (1) clear calendar month’s written notice to us and, upon such termination, the rest of this Agreement will continue unaffected.

3.4.	Termination of certain Third Party Services by you

You may terminate receipt of a Third Party Service with us only in accordance with the termination requirements associated with our provision of that Third Party Service. Upon such termination, the rest of this Agreement will continue unaffected.

3.5.	Termination by us for your breach or insolvency

If you breach any term of this Agreement or are (or state that you are) an insolvent under administration or insolvent (each as defined in the Corporations Act 2001 (Cth)), we may, in our sole discretion, immediately suspend or terminate any or all of the Services.

4.	ERRORS OR DELAYS IN THE SERVICES

We will use our reasonable endeavours to correct any error, delay, omission or failure in the Services or the transmission of the Services notified to us. However you acknowledge that the Services are provided on an ‘as is’ basis and we do not warrant that the Services will meet a certain standard, be free from error, delay, omission or failure or be suitable for your purpose, or that any Data will be accurate or complete.

You acknowledge that you must continue to pay the Fees in the event, and for the duration, of any error, delay, omission or failure in the Services or the transmission of the Services regardless of the cause.

5.	WARRANTIES AND LIMITATION OF LIABILITY

5.1.	General warranty

Both you and we warrant that at the time of:

(c)	executing these Terms and Conditions; and

(d)	for the term of this Agreement,

you or we (as applicable) have the necessary rights. power and authority to enter into the Agreement and to perform our or your (as applicable) obligations under it. We make no other warranties relating to the Services or any Software or Equipment.

Please refer to our website at http://www.iress.corn.au/en/About IRESS/Legal.html for additional terms and conditions	4/8

STANDARD TERMS AND CONDITIONS

5.2.	Disclaimer

Except as provided in clause 5.3:

(a)	neither we nor any Data Provider or Third Party Service Provider will be liable to you or any of your Users for loss of profit or business revenue, reputation, goodwill, business, use, anticipated savings, loss or corruption of data or any costs, damages or claims (whether direct or indirect), or any indirect or consequential loss or damage suffered or incurred by you (including any liability incurred to a third party) in connection with the Agreement, the Services or the Data howsoever arising, including as a result of any negligence of ours or a Data Provider or a Third Party Service Provider, and

(b)	neither we nor any Data Provider or Third Party Service Provider will be liable for any loss or damage suffered or incurred by you or any of your Users arising out of use or receipt of the Services or any Data, including without limitation arising out of or in connection with any fault, error, interruption, delay, omission or failure (whether within or beyond our control or the control of any third party data contributor), or any inaccuracy, error, omission or incompleteness of the Data or any negligent act or omission of ours or a Data Provider or a Third Party Service Provider;

(c)	while we undertake to implement reasonable security arrangements in respect of our access to your information technology systems, we will not be liable for any loss or damage suffered or incurred by you or any of your Users arising out of any access by us (including our employees and agents) to your information technology systems: and

(d)	subject to (a), (b) and (c). our total liability to you in respect of any and all loss or damage is limited to the total Fees paid by you in the 12 months immediately preceding the event giving rise to liability.

5.3.	Limitation of liability

If our liability to you for breach of a term, condition or warranty implied by law into contracts for the supply of goods or services is capable of exclusion, then it is excluded. If our liability to you for breach of such a term is not capable of exclusion but our liability can be limited and it is fair and reasonable to do so, then ii is limited, at our discretion, to:

(a)	in the case of goods, repairing or replacing the goods, or paying for their repair or replacement: and

(b)	in the case of services, supplying the services again or paying for their resupply.

5.4.	Undertaking where users are not your staff

If you make the Services available to Users which are not your staff using the Services for the Permitted Purpose, you must do so on terms equivalent to clauses 5.2 and 5.3 and no less favourable to you than those clauses are to us. You acknowledge that you may make the Services available lo Users which are not you staff only with our prior written agreement and on such additional terms as specified by us.

5.5.	Survival

This paragraph 5 survives termination (for whatever reason) of this Agreement.

6.	GENERAL MATTERS

6.1.	lndemnity

You indemnify us and each Data Provider and Third Party Service Provider against all actions, suits. claims and demands howsoever arising (including those arising out of tort, breach of contract, equity or breach of statute), and from any loss (including consequential loss), damage, costs or expenses incurred by us or a third party (including a third party data contributor) relating to, in connection with or arising out of your or any User’s use of any of the Services or any of your or any User’s other activities (including infringement of any person’s Intellectual Property rights). This paragraph 6.1 survives termination (for whatever reason) of this Agreement.

6.2.	Variation

We may vary any terms of this Agreement (including the Fees) by written notice (which may be in the form of an invoice) to you. You are taken to agree to any such variation unless you notify us in writing within 14 days of receipt of the notice.

6.3.	Whole agreement

This Agreement (including the Terms and Conditions on our Website referred to in this Agreement, the Initial Client Billing Advice and any invoice) constitutes the whole agreement between you and us relating to the Services.

PART 2

7.	EQUIPMENT, SOFlWARE AND COMMUNICATIONS LINE

7.1.	Installation and Maintenance of Equipment

If we agree to provide you with Equipment for using the Services, you must ensure that your premises are safe and ready for installation of that Equipment on the agreed date. You are responsible for obtaining all permits or licences for the installation and operation of that Equipment at your premises.

You must not move the Equipment from the place where we have installed it without our prior written consent.

You agree to grant us full access to the Equipment at any time on notice to perform all necessary maintenance.

7.2.	Ownership and return of Equipment at end of Agreement

The Equipment at all times remains our property. You grant us, effective on and from expiry or termination of the Agreement for any reason, the right to enter your premises and remove the Equipment without any further clearances or permission being required.

7.3.	Security of Equipment

You must keep the Equipment secure. You must insure any Equipment to its replacement value and on request, provide us with a certificate of currency. You are responsible for any loss or damage to any Equipment whilst in your possession or control, other than damage due to fair wear and tear.

Please refer to our website at http://www.iress.corn.au/en/About IRESS/Legal.html for additional terms and conditions	5/8

STANDARD TERMS AND CONDITIONS

7.4.	Software Licences

We grant you and your Authorised Users a non-exclusive, non-transferable licence to use the Software for the term of this Agreement solely for the Permitted Purpose.

You must not, and must ensure any User does not, use the Software for any other purpose and must not copy. use, modify, adapt or translate the Software except as necessary for backup, archival, disaster recovery and testing in connection with the Permitted Purpose. and must not prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code or any internal data file generated by the Software.

Third party software may be installed on the Equipment when we provide it to you. It is not necessary for you to use that software in order to receive the Services and we do not grant you a licence to use it.

You must:

(a)	as soon as practicable after termination of this Agreement destroy all Software and Data regardless of the form of that Software and Data; and

(b)	at any time after termination of this Agreement, provide us with all reasonable access to your premises and equipment to confirm your compliance with your obligations under (a) above.

7.5.	Communications system

We will provide the Services to an agreed distribution point using an agreed communications solution. We may charge you fees as agreed for use of this communications solution.

You are otherwise responsible for all communications costs you incur in accessing the Services.

You agree to pay in accordance with clause 2, the cancellation fees of the communication providers (if any) arising from the termination of some or all of the Services you receive.

8.	OWNERSHIP OF INTELLECTUAL PROPERTY IN THE SERVICES

You acknowledge that, as between you and us, ownership of copyright and all other Intellectual Property Rights in the Services, any Data or any Software and Equipment, remains vested in us and you agree to hereby assign to us any Intellectual Property Rights in the Services, any Data or any Software which may vest in you. You are granted no rights in respect of the Services, Software or Equipment except as expressly stated in this Agreement. You must not reproduce or retransmit the Services or any part of them (including any data incorporated into the Services) except to use the Services in accordance with clause 1.2.

9.	FURTHER TERMS RELATING TO PRICING AND PAYMENT

9.1.	Dispute of invoice amount

If you dispute any invoiced or directly debited amount, you must notify us within 14 days of receiving that invoice or that direct debit respectively. You must still pay any undisputed amounts invoiced by the due date.

9.2.	Goods and Services Tax (GST) gross up

Where GST is imposed on any supply made under this Agreement by one party (“the supplying party”) to the other party (“the receiving party”) and the consideration payable for the supply under this Agreement is not expressed to be inclusive of GST, the receiving party must pay, in addition to and at the same time as any GST exclusive consideration is payable or to be provided for the supply, an additional amount calculated by multiplying the value of that GST exclusive consideration (without deduction or set. off) by the prevailing GST rate.

9.3.	Settlement on termination

As soon as practicable after termination of this Agreement, you and we will reconcile, and you will settle, the account. All settlement payments are payable in accordance with clause 2.

10.	FURTHER GENERAL TERMS

10.1.	Assignment

We may assign our rights under this Agreement to any of our related companies or to a successor company which will continue the provision of the Services. You are not permitted to assign your rights under the Agreement without our prior written consent. The Agreement will be taken to have been assigned by you if there is a change in control of your business. We will not withhold our consent unreasonably to assignment to a related company or successor company operating the same business. You must notify us as soon as practicable of any change in control or transfer of your business to which a Service relates.

10.2.	Confidentiality

Neither party may disclose any Confidential Information to any person without the other party’s written consent, except to Representatives requiring the information for the purposes of, and in accordance with, this Agreement, or if either party is required lo do so by law or a Exchange or in connection with legal proceedings relating to this Agreement.

Both parties must use all reasonable endeavours to ensure that persons receiving Confidential Information from the other do not disclose the information except in the circumstances permitted in this clause 10.2.

You must, on termination of this Agreement for any reason, immediately deliver to us all documents or other materials containing or referring to our Confidential Information which is in your possession, power or control or in the possession, power or control of persons who have received Confidential Information from you. This clause 10.2 survives termination (for whatever reason) of this Agreement.

Please refer to our website at http://www.iress.corn.au/en/About IRESS/Legal.html for additional terms and conditions	6/8

STANDARD TERMS AND CONDITIONS

10.3.	Privacy

Both parties must comply with the Privacy Act 1988 (Cth) as if you were bound by the Act (whether or not you are an organisation bound by the Act) and any privacy policies of ours notified to you, from time to time, in respect of your use of the Services and making the Services available to Users.

10.4.	Notices

Any notice or other communication under an Agreement must be sent in writing by post. fax or email:

(a)	in the case of a notice to you, to your address set out in the Initial Client Billing Advice, or as otherwise notified to us or which we reasonably believe is your new address and specified in our invoice;

(b)	in the case of a notice to us, to our address specified in an invoice,

or as otherwise notified. A notice is deemed to have been received within 2 days of posting if posted in Australia or 7 days if posted outside Australia, or if faxed or emailed, at the time of receipt of a confirmation printout or message respectively of a successful delivery.

10.5.	Exercise of rights

A failure or delay by us in exercising a right or power under this Agreement is not to be taken as a waiver of that right or power. Any partial exercise of a right or power is not to preclude any further exercise of that right or power.

10.6.	Headings

The headings lo these Terms and Conditions are inserted for convenience only and do not affect their interpretation.

10.7.	Severability

If the whole or part of a provision in this Agreement is void, unenforceable or illegal, it is severed to the extent that it is void, unenforceable or illegal, and the remainder of this Agreement has full force and effect. This clause 10.7 has no effect if the severance alters the basic nature of this Agreement or is contrary to public policy.

10.8.	Inconsistency

In the event of any inconsistency, the following documents comprising the Agreement are to be read in the following descending order of precedence:

(a)	these Terms and Conditions (including those on our Website at http://www.iress.com.aulenlAbout IRESSILeaal.html);

(b)	our most recent invoice; then

(c)	the Initial Client Billing Advice.

10.9.	Jurisdiction

Any Agreement is to be governed by the laws in force in Victoria. You and we submit to the non-exclusive jurisdiction of the courts of Victoria.

11.	DISCLAIMER REGARDING INVESTMENT ADVICE

You acknowledge that the provision of the Services by us (including data comprising the Services) does not constitute and is not suitable to be acted upon as investment advice. It is recommended that you seek independent professional advice before making investment decisions in reliance on the Services or data. This clause 11 survives termination (for whatever reason) of this Agreement.

Please refer to our website at http://www.iress.corn.au/en/About IRESS/Legal.html for additional terms and conditions	7/8

STANDARD TERMS AND CONDITIONS

12.	DEFINITIONS

In this Agreement:

Agreement means our agreement for the provision of Services under our Terms and Conditions, and any additional terms specified in the Initial Client Billing Advice.

Authorised User means a User using the Services for the Permitted Purpose and invoiced by us.

Confidential Information means all confidential, non-public or proprietary information of one party (the Disclosing Party) regardless of how it is stored, delivered, provided to or learnt by the other party (the Receiving Party) in relation to the business, technology or other affairs of the Disclosing Party, but does not include the Excluded Information.

Data means any data or information made available through or which form part of or is supplied with, the Services.

Data Provider has the meaning given to that term in clause 1.3, and includes an Exchange.

Equipment means any hardware or other equipment supplied by us under clause 7. including modification and improvements.

Exchange means the Australian Stock Exchange Limited or any other exchange in Australia or overseas on which securities are quoted and traded.

Exchange Membership means membership of an Exchange which entitles the member to receive restricted information such as “Broker Identification Information” or “Derived Broker Identification Information”.

Excluded Information means Confidential Information which:

(a)	is or becomes public domain other than through breach of this Agreement or an obligation of confidence owed to the Disclosing Party; or

(b)	the Receiving Party can prove was already known to the Receiving Party at the time of disclosure by the Disclosing Party (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(c)	the Receiving Party acquire from a source other than the Disclosing Party or any Representative of theirs where such source is entitled to disclose it.

Fees means the fees specified in the Initial Client Billing Advice in return for the Services (including the provision of agreed third party data) and for Equipment (if any) as varied in accordance with this Agreement.

GST has the same meaning as in the A New Tax (Goods and Services Tax) Act 1999 (Cth).

Intellectual Property Rights means all current and future registered and unregistered rights in respect of copyright, designs, circuit layouts, trade marks, trade secrets, know-how, confidential information. patents, inventions and discoveries and all other intellectual property as defined in article 2 of the convention establishing the World Intellectual Property Organisation 1967.

Initial Client Billing Advice means the document titled Initial Client Billing Advice agreed between us and you in relation to the Services.

Permitted Purpose means internal use for the operation of your business, or as otherwise agreed in the case of particular Users or types of Users.

Representative includes an employee, agent, officer, director, auditor, adviser, partner, consullant or sub-contractor.

Services means all services provided to you by us including those specified in the Initial Client Billing Advice and any invoice and as varied in accordance with this Agreement.

Software means the software, developed. owned or provided by us, including any improvements, modifications and related data.

Terms and Conditions means our document lilied !RESS Standard Terms and Conditions, together with the terms on our Website at http://www.iress.com.au/en/About_lRESS/Legal.html.

Third Party Data has the meaning given to that term in clause 1.3.

Third Party Services has the meaning given to that term in clause 1.4.

Third Party Service Provider means the third party which provides the Third Party Services.

User means a person, organisation or entity who uses the Services, regardless of whether that person, organisation or entity is an Authorised User.

We or Us means !RESS Limited (ABN 47 060 313 359) and its employees. contractors, agents and representatives.

Website means http:!/www.iress.com.auien/About !RESS/Legal.html.

You means the company or entity named as the subscriber in the Initial Client Billing Advice and its employees, contractors, agents and representatives.

Please refer to our website at http://www.iress.corn.au/en/About IRESS/Legal.html for additional terms and conditions	8/8